Exhibit 3.33

CERTIFICATE OF FORMATION

OF

STOWE WOODWARD LICENSCO LLC

This Certificate of Formation, dated as of the date set forth below, is being duly executed and filed by the undersigned, an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST:	The name of the limited liability company is Stowe Woodward Licensco LLC (the “Company”).

SECOND:	The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

THIRD:	The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801

FOURTH:	The period of duration of the Company is perpetual.

FIFTH:	The filing of this Certificate of Formation shall be effective on January 1, 2002.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 19th day of December 2001.

/s/ Manuel Tarano

Name: Manuel Tarano its Authorized Person